Exhibit 99.(l)

June 28, 2006

Keystone Mutual Funds

7101 West 78 Street, Suite 201

Bloomington, MN 55439

Ladies and Gentlemen:

I propose to acquire 20,000 shares of beneficial interest (the “Shares”) of the Keystone Large Cap Growth Fund (the “Fund”), a series of the Keystone Mutual Funds (the “Trust”), at a purchase price of $25 per share for a total of $500,000. I will purchase the Shares in a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the  Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).

The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, I understand that I, the purchaser, intend to acquire the Shares for my own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

I consent to the filing of this Investment Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

/s/ Thomas G. Kamp
Thomas G. Kamp